Exhibit 99.1

RETRACTABLE TECHNOLOGIES, INC. REPORTS RESULTS FOR 2019

LITTLE ELM, Texas, March 31, 2020—Retractable Technologies, Inc. (NYSE American: RVP) reports the following information relating to the year ended December 31, 2019. Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-K filed on March 30, 2020 with the U.S. Securities and Exchange Commission.

OPERATIONS

In 2019, we had income from operations of approximately $3 million, following several years of losses. Overall unit sales increased 25%. Domestic revenues increased 11.3% principally due to increased volumes, including sales of VanishPoint® products. International revenues, excluding product licensing fees, increased from $4.6 million in 2018 to $9.7 million in 2019, primarily due to higher unit sales. Cost of manufactured product increased $4.1 million principally due to an increase in units sold. Gross profit margins increased from 30.7% in 2018 to 33.8% in 2019 principally due to an overall increase in sales. Operating expenses decreased 5.5% from the prior year due to cost cutting measures in the fourth quarter of 2018. Cash flow from operations was $2.2 million in 2019 due to our net income for the year.

PATENT LIFE FOR VANISHPOINT® SYRINGES

VanishPoint® syringe sales have historically comprised most of our sales. VanishPoint® syringe sales were 89.9%, 84.9%, and 85.6% of our revenues in 2017, 2018, and 2019. As we have previously reported, several patents related to the VanishPoint® syringe expired in 2020. However, we have made recent modifications to our VanishPoint® syringes which will cause the modified VanishPoint® syringe products to have later patent expiration dates than the old design. Following the expiration of patents related to the old design, we face a risk that competitors may attempt to copy aspects of such prior design, but not the current design. Patents related to recent modifications to the VanishPoint® syringes and core technology of the VanishPoint® syringes will expire during the years 2028 through 2032. Other patent applications covering inventions applicable to the VanishPoint® syringes are pending. The Company has other technology as well, including the EasyPoint® needle, which made up 7.2% of revenues in 2019.

CORONAVIRUS (COVID-19)

In 2019, our Chinese manufacturers produced approximately 82.6% of our products. As of today, we believe we have sufficient inventory to fulfill demand despite having experienced a temporary disruption in our supply of products from China due to the recent coronavirus (COVID-19) precautions in that country. Our suppliers in China have resumed production, and shipments of products from China have been received. However, the situation surrounding the pandemic and the effects on the world economy, public health across the globe and U.S. businesses has been, and continues to be, a fluid situation. We are continuing to monitor the situation, including our outsourcing of products from China, the availability of materials and other resources used in production in the United States, the availability of necessary transportation of products from our vendors and to our customers, available labor force needed to continue operations, and the ability to meet the demand requirements of our existing customers. These factors, and numerous other factors which are not yet known, present challenges and uncertainties which we cannot quantify at this time.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to, global pandemics, potential tariffs, Retractable’s ability to maintain liquidity, maintenance of patent protection, litigation, maintenance of favorable third party manufacturing and supplier arrangements and relationships, foreign trade risk, Retractable’s ability to quickly increase capacity in response to an increase in demand, Retractable’s ability to access the market, maintain or decrease production costs, continue to finance research and development as well as operations and expansion of production, the impact of larger market players, specifically Becton Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer